Execution Version

AVERAGING SHARE FORWARD TRANSACTIONS

July 28, 2020

From:	Citibank, N.A.
390 Greenwich Street, 3rd Floor
New York, New York 10013

To:	GE Oil & Gas US Holdings I, Inc.
5 Necco Street
Boston, Massachusetts 02210

Ladies and Gentlemen:

The purpose of this letter agreement (this “Master Confirmation”) is to set forth the terms and conditions of one or more transactions (each, a “Transaction”) entered into hereunder from time to time between Citibank, N.A. (“Dealer”) and GE Oil & Gas US Holdings I, Inc. (“Counterparty”). Each such Transaction entered into between Dealer and Counterparty that is subject to this Master Confirmation shall be evidenced by a supplemental confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”), with such modifications as to which Dealer and Counterparty mutually agree. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” for the purposes of the Agreement specified below. In each Transaction, Dealer acts as counterparty only and not as an advisor or fiduciary to Counterparty.

The definitions and provisions contained in (i) the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and (ii) the 2006 ISDA Definitions (the “2006 Definitions”) as published by ISDA are incorporated into each Confirmation, including this Master Confirmation.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into any Transaction to which this Master Confirmation relates on the terms and conditions set forth below.

This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Dealer and Counterparty as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (without any Schedule but with the elections set forth in this Master Confirmation). All provisions contained in the Agreement govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein and in the related Supplemental Confirmation. For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) master agreement to which Dealer and Counterparty are parties.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency among any of the Agreement, this Master Confirmation, such Supplemental Confirmation, the Pledge Agreement (as defined below), the 2006 Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Pledge Agreement; (iv) the Equity Definitions; (v) the 2006 Definitions; and (vi) the Agreement.

1.       Each Transaction consists of the Share Forward Transaction described below for the purpose of the Equity Definitions. Set forth below are the general terms and conditions which, together with the terms and conditions set forth in the Supplemental Confirmation (in respect of the related Transaction), shall govern such Transaction:

General Terms:

Trade Date:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Seller:	Counterparty.
Buyer:	Dealer.
Shares:	The Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Baker Hughes Company (the “Issuer”) (Exchange symbol “BKR”).
Number of Shares:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Forward Price:	An amount in USD equal to the Valuation Price minus the Forward Price Adjustment Amount.
Forward Price Adjustment Amount:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Prepayment:	Not Applicable.
Variable Obligation:	Not Applicable.
Exchange:	The New York Stock Exchange
Related Exchange(s):	All Exchanges
Calculation Agent:	Dealer; provided that, following the occurrence of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter equity derivatives market to act as the substitute Calculation Agent. Upon receipt of written request from Counterparty following any calculation, adjustment or determination made by Calculation Agent hereunder, Calculation Agent shall, within five (5) Exchange Business Days from the receipt of such request, provide Counterparty with a written explanation describing, in reasonable detail, such calculation, adjustment or determination (including any market data or information from internal sources used in arriving at such calculation, adjustment or determination, but without disclosing Calculation Agent’s models or information that is proprietary or that Dealer is subject to contractual, legal or regulatory obligations not to disclose).
Valuation:
Valuation Price:	(a) On the Calculation Period Start Date, the VWAP Price for such day; and
(b) on each calendar day thereafter until the Settlement Date or Cash Settlement Payment Date, as applicable, (i) if such calendar day is an Exchange Business Day, the volume weighted average of (A) (x) the Valuation Price as of the immediately preceding calendar day, weighted based on such immediately preceding calendar day’s Cumulative Reference Volume, multiplied by (y) the sum of 1 (one) and the Daily Rate for such calendar day and (B) the VWAP Price for such calendar day, weighted based on such calendar day’s Reference Volume, or (ii) if such calendar day is not an Exchange Business Day or if the Reference Volume for that day is zero, the Valuation Price as of the immediately preceding calendar day multiplied by the sum of 1 (one) and the Daily Rate for such calendar day.

Reference Volume:	For any Exchange Business Day during the Calculation Period, equal to the number of Shares for which Dealer (or its affiliates) has reasonably established its initial Hedge Positions for the applicable Transaction on such Exchange Business Day, subject to “Target Volume” set forth in the applicable Supplemental Confirmation.
Cumulative Reference Volume:	For any day, the cumulative Reference Volume during the Calculation Period at the close of trading on the Exchange on such day.
VWAP Price:	For any Exchange Business Day, the per-Share volume weighted average price based on transactions executed in the United States as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BKR US <equity> AQR” (or any successor thereto) in respect of the period from 9:30 am New York City time to 3.55 pm New York City time on such Exchange Business Day or, in the event such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, as determined by the Calculation Agent based on such transactions reported to the consolidated tape; provided that the VWAP Price shall be determined excluding any transactions executed during such period at a price less than the Lower Limit Price.
Lower Limit Price:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Calculation Period:	The period from and including the Calculation Period Start Date to and including the Valuation Date.
Notice of Reference Volume
and VWAP Price:	On or prior to 9:00 a.m., New York City time on the Scheduled Trading Day immediately following each Exchange Business Day during the Calculation Period that is not a Disrupted Day, Dealer shall notify Counterparty of the Reference Volume and VWAP Price of such Exchange Business Day.
Calculation Period
Start Date:	For each Transaction, as set forth in the applicable Supplemental Confirmation; provided that, if such Calculation Period Start Date is excluded from the Calculation Period as a result of “Calculation Period Disruption” below, the Calculation Period Start Date shall be the next Exchange Business Day that is not so excluded.
Valuation Date:	The earlier of (i) the Scheduled Valuation Date and (ii) the first Exchange Business Day on which the Cumulative Reference Volume equals the Number of Shares; provided that Counterparty shall have the right to designate any Scheduled Trading Day after the Calculation Period Start Date to be the Valuation Date for the Transaction (the “Accelerated Valuation Date”) by delivering notice (the “Acceleration Notice”) to Dealer of any such designation prior to 5:00 p.m. New York City time (which, for purposes of such Acceleration Notice and Section 12 of the Agreement, shall be deemed the close of business) on the Scheduled Trading Day to be designated as the Accelerated Valuation Date (the date such notice is effective, the “Notice Delivery Date”).

Scheduled Valuation Date:	For each Transaction, as set forth in the applicable Supplemental Confirmation, subject to “Calculation Period Disruption” below.
Calculation Period Disruption:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Calculation Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case such Disrupted Day shall be excluded from the Calculation Period or (ii) such Disrupted Day is a Disrupted Day only in part, in which case such Disrupted Day shall be included in the Calculation Period and the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on such sources as it deems appropriate, taking into account the nature and duration of the relevant Market Disruption Event on such day.
Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Daily Rate:	For any day, a rate (which may be positive or negative) equal to (a)(i) the Overnight Bank Rate (or if the Overnight Bank Rate is no longer available, a successor rate reasonably agreed between the parties) for such day minus (ii) the Spread divided by (b) 360.
Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>“, or any successor page (rounded to the nearest one hundredth of a percentage point (0.01%)); provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day; and provided further that, notwithstanding anything to the contrary herein, the Overnight Bank Rate for any Settlement Date or Cash Settlement Payment Date shall be the Overnight Bank Rate determined for the day immediately preceding such Settlement Date or Cash Settlement Payment Date, as applicable.
Spread:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Settlement Terms:
Settlement Method Election:	Applicable.
Electing Party:	Counterparty.

Settlement Method Election Date:	For each Transaction, the Valuation Date; provided that Counterparty shall provide its Settlement Method Election to Dealer by 5:00 p.m., New York City time on the Settlement Method Election Date.
Default Settlement Method:	Physical Settlement.
Number of Shares to be Delivered:	The lower of (i) the Cumulative Reference Volume for the Valuation Date and (ii) the Number of Shares.
Settlement Date:	The date that is one Settlement Cycle immediately following the Valuation Date.
Cash Settlement Payment Date:	In lieu of Section 8.8 of the Equity Definitions, “Cash Settlement Payment Date” means the date one Settlement Cycle immediately following the last Exchange Business Day in the Valuation Period (or, if such date is not a Currency Business Day, the immediately following Currency Business Day).
Valuation Period:	A number of consecutive Scheduled Trading Days equal to the Number of Averaging Days beginning on, and including, the second Scheduled Trading Day immediately following the Valuation Date.
Valuation Period Disruption:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Valuation Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case such Disrupted Day shall be excluded from the Valuation Period and the Valuation Period shall be extended by one Scheduled Trading Day or (ii) such Disrupted Day is a Disrupted Day only in part, in which case such Disrupted Day shall be included in the Valuation Period, the Valuation Period may be extended by one Scheduled Trading Day in the Calculation Agent’s commercially reasonable discretion and the 10b-18 VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on such sources as it deems appropriate, taking into account the nature and duration of the relevant Market Disruption Event on such day, and the weighting of the 10b-18 VWAP Price for the relevant Exchange Business Days during the Valuation Period shall be adjusted by the Calculation Agent for purposes of determining the Cash Settlement Valuation Price with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares, and the Calculation Agent shall provide Counterparty notice of any such adjustments promptly following such partially Disrupted Day. Any Scheduled Trading Day on which, as of the Trade Date, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the Trade Date, but prior to the open of the regular trading session of the Exchange on such day, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.
Notwithstanding the foregoing, if a Disrupted Day occurs during the Valuation Period and each of the eight (8) immediately following Scheduled Trading Days is a Disrupted Day (an “Extended Disruption Event”), then such Extended Disruption Event shall be deemed to be an Extraordinary Event and “Consequences of Extraordinary Event” below shall apply.

Number of Averaging Days:	A number equal to the Number of Shares to be Delivered divided by 15% of the four-week ADTV (as defined in Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Shares preceding the Valuation Date, rounded up to the nearest whole number.
Forward Cash Settlement Amount:	In lieu of Sections 8.4 and 8.5 of the Equity Definitions, on the Cash Settlement Payment Date, if the Cash Settlement Amount is a positive number, Dealer will pay the Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of the Cash Settlement Amount to Dealer. Such amounts shall be paid on such Cash Settlement Payment Date by wire transfer of immediately available funds.
Cash Settlement Amount:	An amount equal to the sum, for each Exchange Business Day during the Valuation Period of (i)(A) the Forward Price as of such Exchange Business Day minus (B) the arithmetic average of the 10b-18 VWAP Prices for the Exchange Business Days in the Valuation Period plus the Cash Settlement Adjustment Amount, subject to Valuation Period Disruption as described above (the “Cash Settlement Valuation Price”) multiplied by (ii)(A) the Number of Shares to be Delivered, divided by (B) the Number of Averaging Days.
10b-18 VWAP Price:	For any Exchange Business Day, the per-Share volume weighted average price based on transactions executed in the United States as displayed on Bloomberg page “BKR US <equity> AQR SEC” (or any successor thereto) in respect of the period from the scheduled open of trading on the Exchange until the Scheduled Closing Time on such Exchange Business Day or, in the event such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, as determined by the Calculation Agent based on such transactions reported to the consolidated tape.
Cash Settlement Adjustment Amount:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Settlement Currency:	USD
Automatic Physical Settlement:	If Physical Settlement is applicable, by 10:00 A.M., New York City time on the Settlement Date Counterparty has not otherwise effected delivery of the Number of Shares to be Delivered (rounded down to the nearest whole Share), and the collateral then held under the Pledge Agreement by or on behalf of Dealer includes a number of Shares with respect to which the Representation and Agreement set forth in Section 9.11 of the Equity Definitions are (or would be) true and satisfied (or, at the absolute discretion of Dealer, with respect to which such Representation and Agreement are not true or satisfied), at least equal to the excess of the Number of Shares to be Delivered (rounded down to the nearest whole Share) over the number of Shares (if any) actually delivered in respect thereof as of such time (such excess, the “Deficit Shares”), then the delivery required by Section 9.2 of the Equity Definitions (as modified hereby) shall be effected, in whole or in part, as the case may be by delivery from the Collateral Account (as defined in the Pledge Agreement) to Dealer of a number of Shares equal to the Deficit Shares.

Dividends:
Relevant Dividend:	Any cash dividend or distribution on the Shares for which the ex-dividend date occurs at any time from but excluding the Trade Date for such Transaction to and including the Valuation Date for such Transaction.
Adjustments with Respect
to Cash Dividends:	If there occurs a Relevant Dividend, then the Calculation Agent will adjust the Forward Price, effective as of the ex-dividend date of such Relevant Dividend, to reflect the amount of the Relevant Dividend with respect to a number of Shares equal to Dealer’s commercially reasonable hedge position as of such date.

Share Adjustments:
Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Events:
New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly listed, traded or quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors),” and (b) the phrase “and (iii) issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia” shall be inserted immediately prior to the period.
Tender Offer:	Applicable; provided, however, that (i) the definitions of “Tender Offer”, “Tender Offer Date” and “Announcement Date” in Section 12.1 of the Equity Definitions are each hereby amended by adding after the words “voting shares” the words “or Shares” and (ii) Section 12.1(d) of the Equity Definitions shall be amended by replacing the words “greater than 10%” in line three thereof with “greater than 35%”.

Consequences of Announcement
Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event” and (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Forward Price Adjustment Amount and the Cash Settlement Adjustment Amount (which adjustment, for the avoidance of doubt, shall not affect the Forward Price Adjustment Amount or Cash Settlement Adjustment Amount for any dates prior to the date of the Announcement Event for purposes of determining the Forward Price or Cash Settlement Valuation Price, as applicable)”; provided further that the parties hereby agree that in making any adjustment pursuant to Section 12.3(d) of the Equity Definitions (as modified by this Master Confirmation), the Calculation Agent (i) shall take into account the economic effect on the theoretical value of the Transactions to Dealer of such Announcement Event from changes in volatility, stock loan rate or liquidity relevant to the Shares or to the Transactions, as if the date of such Announcement Event were the date of first public announcement of the relevant event, or any intention to enter into such event and (ii) prior to making such adjustment, shall use its reasonable efforts to consult with Counterparty in good faith regarding such adjustment; provided that the foregoing shall not (a) limit the rights of Calculation Agent to make such adjustment at any time or (b) obligate the Calculation Agent to delay, or continue delaying, making such adjustment at any time; provided, further, that if pursuant to Section 12.3(d)(ii) of the Equity Definitions the Calculation Agent determines that no adjustment would product a commercially reasonable result, then in lieu of the consequences in Section 12.3(d)(ii) the provisions of “Consequences of Extraordinary Event” below shall apply.

Announcement Event:	(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer or (y) any acquisition or disposition by the Issuer or any of its subsidiaries that has been approved, agreed to or recommended by Issuer or its board of directors where, if completed, the aggregate consideration would exceed 35% of the market capitalization of the Issuer as of the date of such announcement (a “Significant Transaction”), (ii) the public announcement by Issuer of an intention to solicit or enter into or to explore strategic alternatives or other similar undertakings that may include, a Merger Event or Tender offer or a Significant Transaction or (iii) any subsequent public announcement by any entity of a withdrawal, discontinuation, termination or other change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence, as determined, in each case, by the Calculation Agent. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

Consequences of Extraordinary
Event:	Notwithstanding anything to the contrary herein or in the Equity Definitions (including any consequences that would normally apply thereto under Article 12 of the Equity Definitions), upon the occurrence of an Merger Event, Tender Offer, Extended Disruption Event or other Extraordinary Event (excluding any Failure to Deliver or Increased Cost of Stock Borrow (except as provided herein)), Dealer may, by notice to Counterparty, designate a date on or following the relevant event as the Valuation Date in which case Physical Settlement shall be deemed to apply to the relevant Transaction; provided that if such event occurs during a Valuation Period for a previously designated Cash Settlement, Dealer may designate a date on or following the relevant event as the final date of such Valuation Period, in which case Cash Settlement shall apply for such Valuation Period with respect to the portion of the relevant Transaction that corresponds to the percentage equal to (x) the number of Exchange Business Days during the Valuation Period that were not a Disrupted Day (it being understood that for partial Disrupted Days, such number of Exchange Business Days will be adjusted by the Calculation Agent in a commercially reasonable manner) until such designated date over (y) the Number of Averaging Days, and Physical Settlement shall apply to the remaining portion of the relevant Transaction, with such designated date being deemed to be the Valuation Date.

Nationalization, Insolvency
or Delisting:	As provided in Consequences of Extraordinary Event; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
Additional Disruption Events:
Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) replacing the word “Shares” with “Hedge Positions” in the sixth line thereof and (iii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof;” after the semi-colon in the last line thereof; provided further that, in the case of any increased cost described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions, the consequences provided with respect to “Increased Cost of Hedging” in Section 12.9(b)(vi) of the Equity Definitions shall apply.
Failure to Deliver:	Applicable
Insolvency Filing:	Applicable
Hedging Disruption:	Inapplicable.
Loss of Stock Borrow:	Applicable; provided that if a Loss of Stock Borrow affects only a portion of a Transaction, any right to terminate such Transaction in respect of such Loss of Stock Borrow shall be limited to such portion as reasonably determined by the Calculation Agent.
Maximum Stock
Loan Rate:	For each Transaction, as set forth in the applicable Supplemental Confirmation.

Increased Cost of
Stock Borrow:	Applicable; provided that if an Increased Cost of Stock Borrow affects only a portion of a Transaction, any right to terminate a Transaction in respect of such Increased Cost of Stock Borrow shall be limited to such portion as reasonably determined by the Calculation Agent.
Initial Stock
Loan Rate:	For each Transaction, as set forth in the applicable Supplemental Confirmation.
Hedging Party:	For all Additional Disruption Events, Dealer.
Determining Party:	For all Extraordinary Events, Dealer.
Non-Reliance:	Applicable
Agreements and
Acknowledgments Regarding
Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

2.            Conditions:

(a)                 Credit Support Documents. As a condition to the effectiveness of this Master Confirmation, the parties hereto shall enter into a Pledge Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Pledge Agreement”) on or prior to the date hereof confirming, on the terms set forth therein, a first priority security interest in the Shares to be pledged to Dealer in respect of any Transaction hereunder. The Pledge Agreement shall be a Credit Support Document hereunder and under the Agreement.

(b)                Conditions. With respect to each Transaction, Dealer’s obligations under such Transaction are subject to the satisfaction, or the waiver by Dealer, of the following conditions:

(i)                  The representations and warranties of Counterparty hereunder, in the Agreement (including as may be modified herein) and in the Pledge Agreement shall be true and correct as of the Trade Date;

(ii)                Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty hereunder, under the Agreement (including as may be modified herein) and under the Pledge Agreement on or prior to the Trade Date; and

(iii)              Counterparty shall have executed the applicable Supplemental Confirmation.

3.            Other Provisions:

(a)                 Additional Representations and Agreements by Counterparty. Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer (1) on the date hereof and (2) on each Trade Date and (3) in the case of clause (i) below, on any date Counterparty elects Cash Settlement with respect to any Transaction (unless another date or dates are specified below), as follows:

(i)                  Counterparty is not entering into any Transaction hereunder or, if applicable, electing Cash Settlement for any Transaction hereunder “on the basis of” (as defined in Rule 10b5-1(b) under the Exchange Act), any material nonpublic information concerning the Shares or the business, operations or prospects of the Issuer. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer.

(ii)                Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

(iii)              Counterparty is (A) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), (B) is entering into each Transaction for Counterparty’s own account and not with a view to distribution and (C) understands and acknowledges that each Transaction has not been and will not be registered under the Securities Act.

(iv)               Counterparty is a “qualified investor” within the meaning of Section 3(a)(54) of the Exchange Act.

(v)                Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)               No Transaction hereunder will violate or contravene any trading or corporate policy of the Issuer applicable to Counterparty or Counterparty’s affiliates, including, but not limited to, the Issuer’s window period policy.

(vii)             Counterparty (A) has not, within the preceding three months, except as set forth in any Form 144 or other notice delivered to Dealer prior to the Trade Date, sold any Shares (or security entitlements in respect thereof); and (B) agrees that Counterparty shall not, without the prior written consent of Dealer, sell any Shares (or security entitlements in respect thereof) during the Calculation Period pursuant to Rule 144 under the Securities Act (“Rule 144”). For the purposes of (A) and (B) hereof, (i) Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares; (ii) sales and purchases shall include hedges (through swaps, options, short sales or otherwise, and whether any such transaction is to be settled by delivery of Shares or other securities or cash) of any long or short position (as applicable) in the Shares (or security entitlements in respect thereof), and (iii) sales, purchases and hedges by Counterparty shall include those subject to aggregation with Counterparty for purposes of Rule 144.

(viii)           If Counterparty were to sell on the Trade Date for a Transaction a number of Shares equal to the aggregate Number of Shares for such Transaction, such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144.

(ix)               Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that Dealer or an affiliate of Dealer effects in the public markets in connection with establishing Dealer’s Hedge Position with respect to any Transaction hereunder.

(x)                Except as provided herein, Counterparty has not made, will not make, and has not arranged for, any payment to any person in connection with any sales of Shares that Dealer or an affiliate of Dealer effects in the public markets in connection with establishing Dealer’s Hedge Position with respect to any Transaction.

(xi)               Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144.

(xii)             Counterparty has, on or prior to the Trade Date, transmitted for filing with the Securities and Exchange Commission (the “SEC”) a Form 144 with respect to the relevant Transaction, and has filed, or will file, any amendments thereto necessary pursuant to Rule 144 or any related interpretations of the SEC. Counterparty promptly will provide Dealer with a copy of all such filings.

(xiii)           Counterparty owns (as such term is used in Rule 16c-4 under the Exchange Act) a number of Shares, after subtracting the number of Shares to which any put equivalent positions (as defined in Rule 16a-1(h) under the Exchange Act) have been established or are maintained by Counterparty (other than any put equivalent position established as a result of a Transaction hereunder, at least equal to the aggregate Number of Shares for all Transactions.

(xiv)           Counterparty is not entering into this Master Confirmation or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of applicable law.

(xv)             Counterparty understands no obligations of Dealer to Counterparty hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xvi)           The assets used in connection with the execution, delivery and performance of the Agreement and the Transactions entered into hereunder are not and will not be the assets of (A) an “employee benefit plan” (with the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, (B) a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) to which Section 4975 of the Code applies or (C) an entity whose underlying assets include “plan assets” by reason of Department of Labor regulation section 2510.3-101 (as modified by Section 3(42) of ERISA) or otherwise.

(xvii)         Without limiting the representations contained in Section 3(a)(iii) of the Agreement, Counterparty represents that its execution, delivery and performance of this Master Confirmation (including, without limitation, the delivery of Shares under this Master Confirmation if Physical Settlement is applicable), the Pledge Agreement and any other documentation relating to the Agreement to which Counterparty or any of its Affiliates is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, registration rights agreement, confidentiality agreement, merger agreement, right of first refusal or other agreement binding on Counterparty or its Affiliates, including the Amended and Restated Stockholders Agreement, dated as of November 13, 2018, by and between Issuer and General Electric Company, as amended by the Amendment to the Amended and Restated Stockholders Agreement, dated as of July 31, 2019 (the “Stockholders Agreement”).

(b)                Interpretive Letter. The parties intend for this Master Confirmation together with each Supplemental Confirmation to constitute a “contract” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the SEC (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (collectively, the “Interpretive Letters”).

(c)                 Additional Representations and Agreements by Dealer. Dealer represents and warrants to and for the benefit of, and agrees with, Counterparty (1) on the date hereof and (2) on each Trade Date that:

(i)                  Dealer is (A) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, (B) is entering into each Transaction for Dealer’s own account and not with a view to distribution and (C) understands and acknowledges that each Transaction has not and will not be registered under the Securities Act;

(ii)                Dealer (or its affiliate) shall sell the full Number of Shares to be Delivered for all Transactions in accordance with the requirements of the Interpretive Letters (including without limitation in compliance with the “manner of sale” requirements of paragraphs (f) and (g) of Rule 144) and shall notify Counterparty promptly following completion of such sale; and

(iii)              Dealer does not, and shall not at any point through the Settlement Date or the Cash Settlement Payment Date, as applicable, itself or as part of any group (as such term is used in Section 13(d) of the Exchange Act) beneficially own (as defined in the Stockholders Agreement) in excess of 15% of the voting power of the outstanding shares of, collectively, Class A Common Stock and Class B common stock, par value $0.0001 per share (“Class B Common Stock”), of the Issuer.

(d)                Additional Events of Default. It shall be an Event of Default under the Agreement with respect to which Counterparty is the sole Defaulting Party if a Collateral Event of Default (as defined in the Pledge Agreement) shall have occurred.

(e)                 Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)       Section 11.2(e)(iii) is hereby amended by adding the word “non-cash” before “Extraordinary Dividend”.

(ii)       Section 11.2(e)(vii) of the Equity Definitions is hereby replaced in its entirety with the words “any other corporate event involving the Issuer or a subsidiary of the Issuer that has a material economic effect on the Shares.”

(iii)       Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof.”

(iv)       Section 12.9(b)(iv) of the Equity Definitions is hereby amended by replacing “will lend” with “lends” in subsection (B.

(v)       Section 12.9(b)(v) of the Equity Definitions is hereby amended by replacing “will lend” with “lends” in subjection (B); provided that, without limiting Section 12.9(b)(viii) of the Equity Definitions, Counterparty may lend Shares to Dealer pursuant to such Section 12.9(b)(v) of the Equity Definitions only from Shares that (x) are then-pledged and credited to the Collateral Account (as defined in the Pledge Agreement) in relation to the relevant Transaction and (y) have not been previously lent to Dealer while such relevant Transaction is outstanding; provided that if either party elects to terminate the Transaction pursuant to Section 12.9(b)(v), termination will occur as set out in “Consequences of Extraordinary Event.”

(f)                  Amendments and Elections with respect to the Agreement. The following amendments and elections shall be made to, and with respect to, the Agreement:

(i)       For purposes of Section 5(a) of the Agreement, “Specified Entity” means, in relation to Dealer, none, and in relation to Counterparty, none.

(ii)       The agreement in Section 4(a)(iii) of the Agreement is amended by inserting “promptly upon the earlier of (1)” in lieu of the word “upon” at the beginning thereof and inserting “or (2) such party learning that the form or document is required” before the word “any” in the first line thereof.

(iii)       The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will not apply to Dealer nor to Counterparty.

(iv)       The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Dealer and will apply to Counterparty.

(g)                No Condition of Confidentiality. Effective from the date of commencement of discussions concerning a Transaction, Counterparty and each of Counterparty’s employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(h)                Acknowledgments and Agreements as to Bankruptcy. The parties hereto intend that (A) Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code, (B) each of this Master Confirmation and each Supplemental Confirmation is a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “settlement payment” and a “transfer” within the meaning of Sections 546(e) and 548(d) of the Bankruptcy Code, (C) the Pledge Agreement is a “security agreement or arrangement” or other “credit enhancement” that forms a part of and is related to such “securities contract” within the meaning of Section 362(b) of the Bankruptcy Code, (D) the rights given to Dealer under this Master Confirmation, each Supplemental Confirmation and under the Agreement and the Pledge Agreement upon the occurrence of an Event of Default with respect to the other party constitute “contractual rights” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and “contractual rights” under a security agreement or arrangement forming a part of or related to a “securities contract” as such terms are used in Sections 555, 561, and 362(b)(6) of the Bankruptcy Code, and (E) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(i)                  Certain Authorized Transfers. Dealer may not transfer or assign its rights and obligations hereunder, under each Transaction and related Supplemental Confirmation, under the Agreement or under the Pledge Agreement, in whole or in part, to any entity without the prior written consent of Counterparty, such consent not to be unreasonably withheld or delayed. Without limiting the foregoing, at the time of such transfer or assignment, and giving effect thereto, (1) Counterparty will not, as a result of such transfer or assignment, be required to pay to such entity on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount which Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and Dealer will cause the transferee to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine its withholding obligations and (2) Counterparty will not, as a result of such transfer or assignment, receive from Dealer on any payment date a payment from which an amount has been withheld or deducted on account of taxes in excess of that which Dealer would have been required to so withhold or deduct in the absence of such transfer or assignment, unless such entity agrees to make additional payments such that Counterparty receives the same amount as it would have received from Dealer.

(j)                  Designation by Dealer. Dealer (the “Designator”) may designate any of its affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver or take delivery of, as the case may be, any Shares or other property in respect of any Transaction hereunder, and the Designee may assume such obligations and the obligations of Dealer under this Master Confirmation and each Supplemental Confirmation with respect to such Shares or other property. Such designation shall not relieve the Designator of any of its obligations hereunder or thereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations of the Designator hereunder or thereunder, then the Designator shall be discharged of its obligations to Counterparty only to the extent of such performance.

(k)                Netting. If on any date cash would otherwise be payable hereunder or pursuant to the Agreement, the Pledge Agreement, or any other Credit Support Document by Dealer to Counterparty and by Counterparty to Dealer, then, on such date, each such party’s obligation to make such payment will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one such party exceeds the aggregate amount that would otherwise have been payable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(l)                  Consent to Disclosure within Dealer and its Affiliates. Counterparty consents to Dealer effecting such disclosure as it may deem appropriate to enable it to transfer Counterparty’s records and information to process and execute Counterparty’s instructions with respect to each Transaction or pursuant to any related agreements to each other or any of its affiliates. For the avoidance of doubt, Counterparty’s consent to disclosure includes the right on the part of Dealer to allow access to any permitted recipient of Counterparty’s information, to the records of Dealer by any means.

(m)               USA PATRIOT Act Required Notice. Dealer hereby notifies Counterparty that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies Counterparty, which information includes the name and address of Counterparty and other information that will allow Dealer to identify Counterparty in accordance with the USA PATRIOT Act. The Counterparty shall, promptly following a request by Dealer, provide all documentation and other information that Dealer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n)                Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (ii) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of WSTAA or any regulation under the WSTAA, (iv) any requirement under WSTAA nor (v) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, any Supplemental Confirmation or the Equity Definitions incorporated herein and therein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Loss of Stock Borrow, Increased Cost of Stock Borrow or Illegality (as defined in the Agreement)).

(o)                Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not take delivery of any Shares deliverable hereunder (any such delivery, a “Share Acquisition”) and Counterparty’s obligations with respect to Physical Settlement shall not apply to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported Share Acquisition hereunder shall be void and have no effect to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any Share Acquisition hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligations in respect of such Share Acquisition shall not be extinguished and Counterparty shall fulfill such obligations as promptly as practicable after, but in no event later than one Clearance System Business Day after, Dealer gives notice to Counterparty that, after such Share Acquisition, (i) the Section 16 Percentage would not exceed 7.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(p)                Right to Extend. Dealer may postpone, in whole or in part, any Cash Settlement Payment Date or any other date of payment if Dealer determines, in its commercially reasonable judgment and, in respect of clause (ii) below, based on advice of counsel, that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder during the Valuation Period in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to the first date of the Valuation Period) or (ii) to enable Dealer to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(q)                GOVERNING LAW. THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION AND THE AGREEMENT SHALL BE GOVERNED BY AND ALL MATTERS ARISING OUT OF OR RELATING HERETO SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OR RULES THEREOF EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(r)                  WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

(s)                 Agreements and Acknowledgements Regarding Hedging.

Counterparty understands, acknowledges and agrees that, in respect of any Transaction hereunder:

(i)       At any time on and prior to the final Valuation Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to such Transaction;

(ii)       Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to such Transaction;

(iii)       Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of the Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the relevant Transaction; and

(iv)       Any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Forward Price, each in a manner that may be adverse to Counterparty.

(t)                  Tax Matters.

(i)                  Payer Representations: For the purpose of Section 3(e) of the Agreement, Dealer and Counterparty each hereby make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or amounts payable hereunder that are considered to be interest for U.S. federal income tax purposes) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(ii)                Payee Representations. For the purposes of Section 3(f) of the Agreement, Dealer and Counterparty each make the representations specified below as applicable:

(A)               Dealer: Dealer is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

(B)               Counterparty: Counterparty is a corporation organized under the laws of the State of Delaware and is a corporation for U.S. federal income tax purposes. Counterparty is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(iii)              Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Section 3(t)(i) above, and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iv)               2015 ISDA 871(m) Protocol.  The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published on November 2, 2015 by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement as if set forth in full herein.

(v)                Tax documentation. For the purposes of Section 4(a)(i) of the Agreement, each party agrees to deliver the document(s) as set forth in this clause (v). Counterparty shall provide to Dealer a completed and signed U.S. Internal Revenue Service Form W-9, or any successor form, and any required attachments thereto (i) on or prior to the Trade Date, (ii) promptly upon reasonable demand by Dealer and (iii) promptly upon learning that any such tax Form previously provided by Counterparty has become obsolete or incorrect. Dealer shall provide to Counterparty a completed and signed U.S. Internal Revenue Service Form W-9, or any successor form, and any required attachments thereto (i) on or prior to the Trade Date, (ii) promptly upon reasonable demand by Counterparty and (iii) promptly upon learning that any such tax Form previously provided by Dealer has become obsolete or incorrect.

(vi)               Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

4.	Notice and Account Details.

(a)       Telephone and/or Facsimile Numbers and Contact Details for Notices:

Address for notices or communications to Dealer:

Citibank, N.A.

388 Greenwich Street, 8th Floor

New York, NY 10013

Attn: Equity Derivatives

Telephone: [***]

Email: [***], [***], [***]

with a copy to:

Citibank, N.A.

390 Greenwich Street, 3rd Floor

New York, NY 10013

Attn: Dustin Sheppard – Equity Derivatives Operations

Telephone: [***]

Email: [***], [***]

Address for notices or communications to Counterparty:

GE Oil & Gas US Holdings I, Inc.

c/o General Electric Company

5 Necco Street

Boston, Massachusetts 02210

Attn: John Godsman and Michael Buckner

Telephone: [***] and [***]

Email: [***] and [***]

(b)       Account Details:

Account Details of Dealer

Pay to: To be advised

Account Details of Counterparty:

To be advised

5.	Offices.

Dealer: New York
Counterparty: Not Applicable

6.            U.S. QFC Provisions.

(a)       Recognition of U.S. Special Resolution Regimes. (i) In the event Dealer becomes subject to a proceeding under the FDI Act or OLA (together, the “U.S. Special Resolution Regimes”), the transfer of the Agreement, this Master Confirmation or any Supplemental Confirmation, and any interest and obligation in or under, and any property securing, the Agreement, this Master Confirmation or any Supplemental Confirmation, from Dealer will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Agreement, this Master Confirmation or any Supplemental Confirmation, and any interest and obligation in or under, and any property securing, the Agreement, this Master Confirmation or any Supplemental Confirmation were governed by the laws of the United States or a State of the United States; and (ii) in the event Dealer or any Dealer Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation that may be exercised against Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Agreement, this Master Confirmation or any Supplemental Confirmation, as the case may be, were governed by the laws of the United States or a State of the United States.

(b)       Limitation on Exercise of Certain Default Rights Related to Dealer Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any Supplemental Confirmation or any other agreement, the parties hereto expressly acknowledge and agree that subject to Section 6(c), Counterparty shall not be permitted to exercise any Default Right against Dealer with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation that is related, directly or indirectly, to a Dealer Affiliate becoming subject to an Insolvency Proceeding.

(c)       General Creditor Protections. Nothing in Section 6(b) shall restrict the exercise by Counterparty of any Default Right against Dealer with respect to the Agreement or this Master Confirmation that arises as a result of:

(i)        Dealer becoming subject to an Insolvency Proceeding; or

(ii)       Dealer not satisfying a payment or delivery obligation pursuant to the Agreement, this Master Confirmation or any Supplemental Confirmation.

(d)       Burden of Proof. After a Dealer Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted hereunder.

(e)       Applicability of Section 6(a). The requirements of Section 6(a) apply notwithstanding Sections 6(b) and (c).

(f)       General Conditions.

(i)       Effective Date. The provisions set forth in this Section 6 will come into effect on the later of the Applicable Compliance Date and the date of this Master Confirmation.

(ii)        Prior Adherence to the U.S. Protocol. If Dealer and Counterparty have adhered to the ISDA U.S. Protocol prior to the date of this Master Confirmation, the terms of the ISDA U.S. Protocol shall be incorporated into and form a part of this Master Confirmation and shall replace the terms of this Section 6. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party and each of the Agreement and this Master Confirmation shall be deemed to be a Protocol Covered Agreement.

(iii)       Subsequent Adherence to the U.S. Protocol. If, after the date of this Master Confirmation, both Dealer and Counterparty shall have become adhering parties to the ISDA U.S. Protocol, the terms of the ISDA U.S. Protocol will supersede and replace this Section 6.

(g)       Definitions. For the purposes of Section 6, the following definitions apply:

“Applicable Compliance Date” with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation shall be determined as follows: (a) if Counterparty is an entity subject to the requirements of the QFC Stay Rules, January 1, 2019, (b) if Counterparty is a Financial Counterparty (other than a Small Financial Institution) that is not an entity subject to the requirements of the QFC Stay Rules, July 1, 2019 and (c) if Counterparty is not described in clause (a) or (b), January 1, 2020.

“BHC Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1813(w) and 12 U.S.C. 1841(k).

“Consolidated Affiliate” has the same meaning specified in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Counterparty Affiliate” means a Consolidated Affiliate of Counterparty.

“Dealer Affiliate” means, with respect to Dealer, a BHC Affiliate of that party.

“Default Right” means, with respect to the Agreement, this Master Confirmation or any Supplemental Confirmation (including any related Transaction), any:

(a)       right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(b)       right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure; but

(c)       solely with respect to Section 6(b) does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“FDI Act” means the Federal Deposit Insurance Act and the regulations promulgated thereunder.

“Financial Counterparty” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“ISDA U.S. Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018.

“OLA” means Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.81–8 (the “Federal Reserve Rule”), 12 C.F.R. 382.1-7 (the “FDIC Rule”) and 12 C.F.R. 47.1-8 (the “OCC Rule”), respectively. All references herein to the specific provisions of the Federal Reserve Rule, the FDICs Rule and the OCC Rule shall be construed, with respect to Dealer, to the particular QFC Stay Rule(s) applicable to it.

“Small Financial Institution” has the meaning given to such term in, and shall be interpreted in accordance with, 12 C.F.R. 252.81, 12 C.F.R. 382.1 and 12 C.F.R. 47.2.

“State” means any state, commonwealth, territory, or possession of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, American Samoa, Guam, or the United States Virgin Islands.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it to Dealer.

Yours sincerely, CITIBANK, N.A.
By:	/s/ Eric Natelson
	Name:	Eric Natelson
	Title:	Authorized Signatory

Accepted and confirmed: GE OIL & GAS US HOLDINGS I, INC.
By:	/s/ Robert M. Giglietti
	Name:	Robert M. Giglietti
	Title:	Vice President & Treasurer

SIGNATURE PAGE TO AVERAGING SHARE
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MASTER CONFIRMATION

Annex A

FORM OF SUPPLEMENTAL CONFIRMATION

SUPPLEMENTAL CONFIRMATION #[__]

Date:	[ ], 20__

To:	GE Oil & Gas US Holdings I, Inc. 5 Necco Street Boston, Massachusetts 02210

From:	Citibank, N.A. 390 Greenwich Street, 3rd Floor New York, New York 10013

Re:	Averaging Share Forward Transaction

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citibank, N.A. (“Dealer”) and GE Oil & Gas US Holdings I, Inc. (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.       This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation regarding Averaging Share Forward Transactions, dated July 28, 2020, between Dealer and Counterparty (as amended, modified or supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]
Number of Shares:	[ ]
Forward Price Adjustment Amount:	USD [ ]
Calculation Period Start Date:	[ ]
Scheduled Valuation Date:	[ ]
Spread:	[ ] basis points per annum.
Cash Settlement Adjustment Amount:	USD [ ]
Maximum Stock Loan Rate:	[ ] basis points per annum.
Initial Stock Loan Rate:	[ ] basis points per annum.

Annex A – 1

Daily Volume:	For any Exchange Business Day, the average daily trading volume of the Shares based on transactions executed in the United States (excluding elements of such average daily trading volume that may attributed to any block trade that occurs on any such Exchange Business Day) in respect of the period from 9:30 am New York City time to 3.55 pm New York City time on such Exchange Business Day, as determined by the Calculation Agent; provided that the Daily Volume shall be determined excluding any transactions executed during such period at a price less than the Lower Limit Price.
Reference Volume Percentage:	For any Exchange Business Day during the Calculation Period, the Reference Volume divided by the Daily Volume, in each case of such Exchange Business Day.
Target Volume:	For any Exchange Business Day during the Calculation Period, Dealer (or its affiliates) shall use commercially reasonable efforts to establish its initial Hedge Positions for the Transaction on such Exchange Business Day such that the Reference Volume Percentage on such Exchange Business Day shall be within the Target Daily Volume Percentage Range of such Exchange Business Day.
Target Daily Volume Percentage Range:	For any Exchange Business Day during the Calculation Period, the applicable range set forth in the schedule hereto that corresponds to the VWAP Price as of such Exchange Business Day, as such schedule may be amended from time to time by Counterparty with the prior written consent of Dealer (such consent not be unreasonably withheld or delayed) (provided that Counterparty shall be deemed to make the representation in Section 3(a)(i) of the Master Confirmation as of the date of any such notice of amendment).
Lower Limit Price:	As set forth in the schedule hereto, as such schedule may be amended from time to time as described in “Target Daily Volume Percentage Range” above.

3.       This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Annex A – 2

Yours sincerely, CITIBANK, N.A.
By:
Name:
Title:

Accepted and confirmed: GE OIL & GAS US HOLDINGS I, INC.
By:
Name:
Title:

 SIGNATURE PAGE TO AVERAGING
SHARE FORWARD TRANSACTION
SUPPLEMENTAL CONFIRMATION